Exhibit 3(d)1

ARTICLES OF RESTATEMENT
OF
MISSISSIPPI POWER COMPANY

July 22, 2020

Pursuant to the provisions of Section 10.07 of the Mississippi Business Corporation Act (the “Act”), Mississippi Power Company, a Mississippi corporation (the “Corporation”), hereby files these Articles of Restatement (these “Articles of Restatement”) for the purposes of consolidating all prior amendments to and superseding the current Articles of Incorporation of the Corporation, as amended, with the attached Amended and Restated Articles of Incorporation of the Corporation. The Corporation does hereby certify as follows:

FIRST: The name of the Corporation is Mississippi Power Company.

SECOND: The attached Amended and Restated Articles of Incorporation consolidate all amendments into a single document.

THIRD: The attached Amended and Restated Articles of Incorporation were duly approved by the sole shareholder of the Corporation on July 21, 2020, in accordance with the provisions of Section 10.03 of the Act and the current Articles of Incorporation of the Corporation, as amended, following a recommendation by the Board of Directors of the Corporation.

[Signature page follows]

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MISSISSIPPI POWER COMPANY

ARTICLE I
CORPORATE NAME

The name of the corporation is Mississippi Power Company (the “Corporation”).

ARTICLE II
REGISTERED AGENT AND PRINCIPAL OFFICE

The principal office of the Corporation in the State of Mississippi at the time of the filing of these Amended and Restated Articles of Incorporation (“Articles”) shall be located at 2992 West Beach Boulevard, Gulfport, Mississippi 39501. The registered agent of the Corporation at the time of the filing of these Articles at such address shall be Fe Z. Strickland. The Corporation’s principal office and registered agent may be changed from time to time as set forth in the Corporation’s Bylaws.

ARTICLE III
PURPOSE

The purpose or purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be organized under the Mississippi Business Corporation Act. Without limiting the generality of the foregoing and for the avoidance of doubt, the Corporation is incorporated and organized for those purposes set forth in Miss. Code Ann. §§11-27-1 et seq. and for any purpose related thereto.

ARTICLE IV
AUTHORIZED SHARES

Section 4.01. Authorized Shares. The Corporation will have authority to issue not more than 55,000,000 shares of stock consisting of (a) 50,000,000 shares of Common Stock without par value and (b) 5,000,000 shares of Preferred Stock without par value, to be issued in one or more series in the manner set forth in Section 4.02.

Section 4.02. Preferred Stock. The Board of Directors of the Corporation is hereby authorized to issue the shares of undesignated Preferred Stock in one or more series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each series.

ARTICLE V
ACTIONS BY SHAREHOLDERS

Section 5.01. Cumulative Voting. No shareholder shall have a right to cumulate their votes for directors.

Section 5.02. Consent in Lieu of a Meeting. Any corporate action required or permitted by the Mississippi Business Corporation Act to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date and signature of the shareholder who signs the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE VI
DURATION

The Corporation shall have perpetual duration.

ARTICLE VII
BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

ARTICLE VIII
LIMITATIONS ON DIRECTOR LIABILITY

To the fullest extent that the Mississippi Business Corporation Act, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be executed by its duly authorized officer as of the date first above written.

MISSISSIPPI POWER COMPANY

By:	/s/Jeffrey A. Stone
Jeffrey A. Stone
Vice President and Corporate Secretary